UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2004

3CI COMPLETE COMPLIANCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11097	76-0351992
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1517 W. North Carrier Parkway, Suite 104 Grand Prairie, Texas	75050
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 375-0006

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 31, 2004, Donald P. Zima, the Chief Financial Officer, Secretary and Treasurer of 3CI Complete Compliance Corporation (the “Company”) resigned. On September 7, 2004, the Board of Directors of the Company elected Matthew D. Peiffer as Acting Chief Financial Officer, Secretary and Treasurer of the Company. Mr. Peiffer will serve as Acting Chief Financial Officer for a 90-day period, and at the end of such period, the Board will determine whether to elect him as the Company’s Chief Financial Officer. The Company has not entered into an employment agreement with Mr. Peiffer. Mr. Peiffer, 45, brings more than 20 years of progressive financial management experience to his current role, including various positions at Samsung Telecommunications of America, Ericsson Wireless Systems and Lone Star Technologies. Most recently he was a financial consultant for several companies. He was Vice President, Chief Financial Officer and Secretary for OraMetrix, Inc., a venture-funded medical software company, from August 2000 to August 2002. He was Vice President, Chief Financial Officer and Secretary for FPIX, Inc., a venture-funded forest products software company, from November 1998 to July 2000. Mr. Peiffer graduated from the University of Texas at Austin with a Bachelor of Science in Mechanical Engineering and a Masters in Business Administration. Mr. Peiffer is a Certified Public Accountant licensed in the State of Texas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 2004	3CI COMPLETE COMPLIANCE CORPORATION

	By:	/s/ Otley L. Smith III
Otley L. Smith III, President and Chief Executive Officer